Filed Pursuant to Rule 424(b)(5)
Registration No. 333-235399

PROSPECTUS SUPPLEMENT
(To Prospectus Dated June 12, 2020)

CELLDEX THERAPEUTICS, INC.

Up to $18,250,000

Common Stock

        This prospectus supplement amends and supplements the information in the prospectus, dated June 12, 2020, filed as a part of our registration statement on Form S-3 (File No. 333-235399), as previously supplemented by our prospectus supplement dated June 12, 2020, or the Prior Prospectus. This prospectus supplement should be read in conjunction with the Prior Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prior Prospectus. This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the Prior Prospectus, and any future amendments or supplements thereto.

        Under the Prior Prospectus, we initially registered up to $75,000,000 of our common stock, $0.001 par value per share, for offer and sale pursuant to a Controlled Equity OfferingSM sales agreement, dated May 19, 2016, or the Sales Agreement, between us and Cantor Fitzgerald & Co. From June 12, 2020 through the date of this prospectus supplement, we sold an aggregate of 888,001 shares of our common stock for an aggregate purchase price of $6,745,166.80 under the Prior Prospectus. As of the date of this prospectus supplement, we are decreasing the amount of common stock that we are offering pursuant to the Sales Agreement, such that we are offering $18,250,000 of common stock for sale under the Sales Agreement from and after the date hereof in addition to the approximately $6.75 million of common stock previously sold under the Prior Prospectus.

        Our common stock is traded on the Nasdaq Capital Market under the symbol "CLDX".

        Investing in our common stock involves risks. Before buying any shares, you should read the discussion of material risks of investing in our common stock in "Risk Factors" beginning on page S-5 of the Prior Prospectus, and in the risks discussed under similar headings in the documents incorporated by reference in the Prior Prospectus and accompanying prospectus, as they may be amended, updated or modified periodically in our reports filed with the Securities and Exchange Commission.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 15, 2020.